As filed with the Securities and Exchange Commission on November 23, 2004.	Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DECKERS OUTDOOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3015862 (I.R.S. Employer Identification No.)

495-A South Fairview Avenue
Goleta, California 93117
(805) 967-7611
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas B. Otto
Chairman, Chief Executive Officer and President
495-A South Fairview Avenue
Goleta, California 93117
(805) 967-7611
(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copies to:
Joseph E. Nida, Esq.
Sheppard, Mullin, Richter & Hampton LLP
800 Anacapa Street
Santa Barbara, California 93101
(805) 568-1151

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities to	Amount to be	offering price per	aggregate offering	Amount of
be registered)	registered	share(1)	price(1)	registration fee
Common Stock, par value $0.01 per share	250,000 shares	$41.21	$10,302,500	$1,305.33

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq National Market on November 18, 2004.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”) or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus may change. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2004

PROSPECTUS

Deckers Outdoor Corporation

250,000 Shares

Common Stock

($0.01 Par Value)

     This is an offering of common stock of Deckers Outdoor Corporation, or Deckers. All of the shares are being offered by the selling stockholder listed in the section of this prospectus entitled “Selling Stockholder.” We will not receive any of the proceeds from the sale of the 250,000 shares being offered by the selling stockholder.

     Our common stock trades on the Nasdaq National Market under the symbol “DECK.” On November 22, 2004, the closing sales price for our common stock on the Nasdaq National Market was $39.50 per share.

     Investment in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 5 of this prospectus.

     Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2004.

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone else to provide you with different information. This document may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

     References to “we,” “us,” “our,” “our company” and “Deckers” refer to Deckers Outdoor Corporation and its subsidiaries, unless the context requires otherwise. Deckers owns and uses the following trademarks: Teva®, UGG®, Simple®, Spider Rubber®, River Rubber®, Deckers®, Universal Strapping System™, Traction Rubber™, Wraptor™ and Liquid Frame™.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements in this prospectus that are not statements of historical fact are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions. You may generally identify these statements by the use of words such as “expect,” “anticipate,” “intend,” “plan” and similar expressions.

     You should not place undue reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in “Risk Factors” and elsewhere in this prospectus, and in our other reports we file with the Securities and Exchange Commission. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

PROSPECTUS SUMMARY

Our Company

Overview

     We are a leading designer, producer and brand manager of innovative, high-quality footwear and the category creator in the sport sandal and luxury sheepskin footwear segments. Our footwear is distinctive and appeals broadly to men, women and children. We sell our products through quality domestic retailers and international distributors and directly to end-user consumers through our websites and catalogs. Our primary objective is to build our footwear lines into global lifestyle brands with market leadership positions.

     We market our products under three proprietary brands:

     Teva. Teva is our outdoor lifestyle brand and the category creator of the outdoor sport sandal segment. Teva was created in the 1980’s to serve the demanding footwear needs of the professional river guide community, and its authentic outdoor heritage and our commitment to function and performance remain core elements of the Teva brand. As our core consumers’ pursuits have evolved, we have added new products to our line including slides, thongs, amphibious footwear, trail running shoes, hiking boots and rugged closed-toe footwear.

     UGG. UGG is our luxury brand and the category creator in luxury sheepskin footwear. UGG sheepskin boots gained recognition in the U.S. beginning in 1979 and were later adopted as a favored brand by the California surf community. We acquired the brand in 1995 and have carefully expanded our stylings in order to offer a luxurious and distinctive collection featuring top-grade sheepskin. We carefully manage the distribution of our UGG line within high-end specialty and department store retailers in order to best reach our target consumer and to preserve UGG’s positioning as a mid- to upper-price luxury brand.

     Simple. Simple is our moderately priced “anti-brand,” serving the needs of a youthful, irreverent consumer base seeking the comfort of athletic footwear but the styling of more traditional, understated, “back-to-basics” footwear. Simple was launched in the early 1990’s and has been recently revised to focus on its successful legacy categories, including sandals, clogs and casual athletic footwear. Simple enables us to leverage our core footwear design and production competencies in channels of distribution not served by Teva or UGG.

     We sell our products globally in approximately 36 countries through 35 independent distributors and domestically through a network of 38 independent sales representatives and four in-house sales representatives. In 2003, we sold approximately 5,063,000 pairs of footwear to approximately 3,000 retailers and distributors. We also sell our products through the Internet at our websites: Teva.com, UGGs.com, UGGAustralia.com and SimpleShoes.com and through direct mailings to consumers. Our mailing list includes approximately 300,000 consumers. We generally sell the products that we offer on our websites and through our catalog at the manufacturer’s suggested retail price, enabling us to capture the full retail margin.

     Our net sales increased by 22.1%, from $99,107,000 in 2002 to $121,055,000 in 2003 and our income from operations increased by 480.6%, from $3,348,000 in 2002 to $19,438,000 in 2003. Net sales and income from operations for the nine months ended September 30, 2004, were $140,615,000 and $28,260,000, respectively. For 2003, wholesale shipments of Teva, UGG and Simple represented 60.1%, 28.5% and 6.0% of our total net sales. Wholesale shipments of Teva, UGG and Simple represented 51.5%, 33.2% and 5.4% of our total net sales for the nine-month period ended September 30, 2004. Sales of each of our brands through our Internet and catalog retailing business are incremental to our wholesale shipments and generated 5.4% and 9.9% of total net sales in 2003 and for the nine months ended September 30, 2004, respectively. We believe our ability to grow our sales and improve our profitability has been significantly enhanced through three recent initiatives:

•	Teva Brand Acquisition. In November 2002, we acquired the Teva brand from Teva’s founder Mark Thatcher. The acquisition enabled us to gain ownership of the Teva Internet and catalog business, eliminated significant royalties and other license costs and has enabled our brand managers to broaden the Teva line into attractive casual open-toe lines and rugged outdoor closed-toe footwear.

•	Organizational Restructuring. In the last several years, we have reorganized our management infrastructure and developed a decentralized approach that gives our brand managers greater control over product development, marketing and distribution for their respective brands. This approach strengthens our product development efforts and enables each brand manager to react quickly to important market developments and concentrate on the footwear demands of our customers and consumers.

•	UGG Repositioning. We acquired UGG in 1995 and have re-positioned the brand as a luxury sheepskin collection sold through high-end retailers. We intend to carefully expand the selection of styles available in order to further capitalize on consumer interest in our UGG collection. We remain committed to limiting distribution of UGG through high-end retail channels only.

Business Strategies

     We seek to differentiate our brands by offering diverse product lines that emphasize authenticity, functionality, quality and comfort tailored to a variety of activities and demographic groups. Key elements of our business strategies are:

•	Build Leading Global Brands. Our mission is to build niche footwear lines into global brands with market leadership positions. Our Teva, UGG and Simple brands began as footwear lines appealing to a narrow core-enthusiast market and have since been built into substantial global lifestyle brands. Across our brands, our styles remain true to each brand’s heritage but are selectively extended over time to broaden our appeal to men, women and children seeking high quality, comfortable styles for everyday use.

•	Sustain Brand Authenticity. We believe our ability to grow our brands, sustain strong gross margins and maintain strong market share results, in part, from consumer loyalty to the heritage of our brands. We support our brands through sponsorship of professional and amateur athletes, high profile outdoor events and targeted national advertising campaigns to communicate the performance features, authenticity, fashion and functionality of our products.

•	Drive Demand Through Innovation and Technical Leadership. We believe innovation and technical leadership distinguishes our Teva and UGG products from those of our competitors and provides us with significant competitive advantages. We are committed to developing innovative features and styles for our existing products and seek to extend our technical leadership into new footwear categories.

•	Maintain Efficient Development and Production Process. We believe our product development capabilities enable us to produce leading-edge footwear on a timely and cost effective basis. We maintain on-site supervisory offices in China and Macau that enable us to carefully monitor the production process, from receipt of the design brief to production of final samples and shipment of finished product.

Growth Strategy

     Our growth will depend upon our success in broadening the products offered under each brand, expanding domestic and international distribution, licensing our brand names and developing or acquiring new brands. Specifically, we intend to:

•	Introduce New Categories and Styles under Existing Brands. We intend to increase our sales by developing and introducing additional footwear products under our existing brands that meet our high standards of performance, practicality, authenticity, comfort and quality.

•	Expand Domestic Distribution. We believe that significant opportunities exist to increase our sales by expanding domestic distribution of our products. We have identified a number of retailers that we believe can offer selected styles while maintaining the image and identity of our brands.

•	Expand International Distribution. In 2003 and for the nine months ended September 30, 2004, our international net sales totaled $22,345,000 and $28,057,000, respectively, representing approximately 18.5% and 20.0% of total net sales. We believe significant opportunities exist to market our products abroad, and we intend to selectively expand their distribution worldwide.

•	Pursue Licensing of Brands in Complementary Product Lines. We are pursuing selective licensing of each of our brand names in apparel and other complementary product categories. We are developing these licensing programs carefully to ensure that any licensed goods remain consistent with our brands’ heritage and image.

•	Build New Brands. We intend to continue to identify, develop or acquire, and build new brands. We believe we can leverage our previous successes and build entrepreneurial concepts into viable brands.

About Us

     We are a Delaware corporation. Our headquarters is located at 495-A South Fairview Avenue, Goleta, California 93117, and our telephone number is (805) 967-7611. Our website address is www.deckers.com. Information on or incorporated into our website is not part of this prospectus.

The Offering

     The selling stockholder listed in the section of this prospectus entitled “Selling Stockholder” may offer and sell up to 250,000 shares of our common stock.

     Under this prospectus, the selling stockholder may sell his shares of common stock in the open market at prevailing market prices or in private transactions at negotiated prices. He may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling stockholder or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled “Plan of Distribution.”

     We will not receive any proceeds from the potential sale of the 250,000 shares offered by the selling stockholder.

RISK FACTORS

     Investing in our common stock involves a high degree of risk. In deciding whether to invest in our common stock, you should carefully consider the following risk factors in addition to the other information contained in this prospectus and the information incorporated by reference in this prospectus. If any of the following risks occur, our business, financial condition or results of operations could be adversely affected. In that case, the value of our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

     Our success depends on our ability to anticipate fashion trends.

     Our success depends largely on the continued strength of our Teva, UGG and Simple brands and on our ability to anticipate, understand and react to the rapidly changing fashion tastes of footwear consumers and to provide appealing merchandise in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. We are also dependent on customer receptivity to our products and marketing strategy. There can be no assurance that consumers will continue to prefer our brands, that we will respond quickly enough to changes in consumer preferences or that we will successfully introduce new models and styles of footwear. Achieving market acceptance for new products also will likely require us to exert substantial marketing and product development efforts and expend significant funds to create consumer demand. A failure to introduce new products that gain market acceptance would erode our competitive position, which would reduce our profits and could adversely affect the image of our brands, resulting in long-term harm to our business.

     Our UGG brand may not continue to grow at the same rate it has experienced in the recent past.

     Our UGG brand has experienced strong growth over the past few years, with net wholesale sales of UGG products having increased from $19,185,000 in 2001 to $34,561,000 in 2003, representing a compound annual growth rate of 34.2%. For the nine months ended September 30, 2004, net wholesale sales of UGG products were $46,657,000. UGG may be a fashion item that could go out of style at any time. UGG represents a significant portion of our business, and if UGG sales were to decline or to fail to increase in the future, our overall financial performance would be adversely affected.

     We may experience shortages of top grade sheepskin, which could interrupt product manufacturing and increase product costs.

     We depend on a limited number of key resources for sheepskin, the principal raw material for our UGG products. Three suppliers currently provide all of the sheepskin purchased by our independent manufacturers. The top grade sheepskin used in UGG footwear is in high demand and limited supply. In addition, sheep are susceptible to hoof and mouth disease, which can result in the extermination of an infected herd and could have a material adverse effect on the availability of sheepskin for our products. Additionally, the supply of sheepskin can be adversely impacted by drought conditions. Our potential inability to obtain top grade sheepskin for UGG products could impair our ability to meet our production requirements for UGG in a timely manner and could lead to inventory shortages, which can result in lost potential sales, delays in shipments to customers, strain on our relationships with customers and diminished brand loyalty. Additionally, there have been significant increases in the prices of footwear quality sheepskin as the demand for this material has increased. Any further price increases will likely raise our costs, increase our costs of sales and decrease our profitability unless we are able to pass higher prices on to our customers.

     If we do not accurately forecast consumer demand, we may have excess inventory to liquidate or have difficulty filling our customers’ orders.

     Because the footwear industry has relatively long lead times for design and production, we must commit to production tooling and production volumes many months before consumer tastes become apparent. The footwear industry is subject to fashion risks and rapid changes in consumer preferences, as well as the effects of weather, general market conditions and other factors affecting demand. Our large number of models, colors and sizes in our three product lines exacerbates these risks. As a result, we may fail to accurately forecast styles and features that will be in demand. If we overestimate demand for our products, we may be forced to liquidate excess inventories at a discount to customers, resulting in higher markdowns and lower gross margins. Further, the excess inventories may prolong our cash flow cycle, resulting in reduced cash flow and increased liquidity risks. Conversely, if we underestimate consumer demand, we could have inventory shortages, which can result in lost potential sales, delays in shipments to customers, strains on our relationships with customers and diminished brand loyalty. This may be particularly true with regard to our UGG product line, which continues to experience strong consumer demand and rapid sales growth.

     We may not succeed in implementing our growth strategy.

     As part of our growth strategy, we seek to enhance the positioning of our brands, extend our brands into complementary product categories and markets through licensing, expand geographically and improve our operational performance. Another element of our growth strategy is our licensing initiatives. We may not be able to successfully implement any or all of these strategies. If we fail to do so, our rate of growth may slow or our results of operations may decline, which in turn could have a negative effect on the value of our stock.

     Our financial success is limited to the success of our customers.

     Our financial success is directly related to the success of our customers and the willingness of our customers to continue to buy our products. We do not have long-term contracts with any of our customers. Sales to our customers are generally on an order-by-order basis and are subject to rights of cancellation and rescheduling by our customers. If we cannot fill our customers’ orders in a timely manner, our relationships with our customers may suffer, and this could have a material adverse effect on us. Furthermore, if any of our major customers experiences a significant downturn in its business, or fails to remain committed to our products or brands, then these customers may reduce or discontinue purchases from us, which could have a material adverse effect on our business, results of operations and financial condition.

     Establishing and protecting our trademarks, patents and other intellectual property is costly and may be difficult outside the U.S. If our efforts to do so are unsuccessful, the value of our brands could suffer.

     We believe that our trade names, copyrights, trade secrets, trademarks, patents, trade dress and designs are of value and are integral to our success and our competitive position. Some countries’ laws do not protect proprietary intellectual property rights to the same extent as do U.S. laws. From time to time, we discover products in the marketplace that infringe upon our trade name, trademark, patent, trade dress, design rights and other intellectual property. If we are unsuccessful in challenging a third party’s products on the basis of patent and trade dress rights, continued sales of such competing products by third parties could adversely impact our business, financial condition and results of operations. Furthermore, our efforts to enforce our trademark and other intellectual property rights are typically met with defenses and counterclaims attacking the validity and enforceability of our trademark and other intellectual property rights. Similarly, from time to time we may be the subject of litigation challenging our ownership of intellectual property. Loss of our Teva, UGG or Simple trade name, trademark, patent, trade dress or other intellectual property rights could have a material adverse effect on our business.

     We face particularly strong challenges to our UGG trademark in Australia, where many Australian manufacturers sell competitive footwear on the Internet. Our UGH BOOT trademark is subject to a challenge in Australia, which we are contesting. In addition, certain Australian sheepskin boot manufacturers are alleging that the UGH BOOT and the UGG Australia trademarks are not valid. If the challenges are successful, our rights in the trademarks, including our ability to prevent Australian competitors from using these trademarks in commerce in Australia, will be adversely affected. Although we derived less than 1% of our revenue in the UGG product line from Australian sales in 2003 and for the nine months ended September 30, 2004, our ability to prevent Australian competitors from using the marks on the Internet and in other channels of trade that may reach consumers in other countries, including the United States, could also be adversely affected and the integrity of our UGG brand could be harmed by the association with inferior products.

     We may lose pending litigation and the rights to certain of our intellectual property.

     We are currently involved in several informal disputes, disputes in the U.S. Patent and Trademark Office and foreign trademark offices, and disputes in U.S. federal and foreign courts regarding infringement by third parties of our trade names, trademarks, trade dress, copyrights, patents and other intellectual property and the validity of our intellectual property. Any decision or settlement in any of these disputes that allows a third party to continue to use our intellectual property in connection with products that are similar to ours could have an adverse effect on our sales and on our intellectual property, which could have a material adverse effect on our results of operations and financial condition.

     Counterfeiting of our brands can divert sales and damage our brand image.

     Our brands and designs are constantly at risk for counterfeiting and infringement of our intellectual property rights, and we frequently find counterfeit products and products that infringe on our intellectual property rights in our markets as well as domain names that use our trade names or trademarks without our consent. We have not always been successful, particularly in some foreign countries, in combating counterfeit products and stopping infringement of our intellectual property rights. Counterfeit and infringing products not only cause us to lose significant sales, but also can harm the integrity of our brands by associating our trademarks or designs with lesser quality or defective goods.

     In particular, we are experiencing more infringers of our UGG trademark and more counterfeit products seeking to benefit from the consumer demand for our UGG products. Enforcement of our rights to the UGG trademarks faces many challenges due in part to the proliferation of the term UGG in third party domain names that promote counterfeit products or otherwise use the trademark UGG without our permission. In spite of our enforcement efforts, we expect such unauthorized use to continue, which could result in a loss of sales for authorized UGG products and a diminution in the goodwill associated with the UGG trademarks.

     As our patents expire, our competitors will be able to copy our technology or incorporate it in their products without paying royalties.

     Patents generally have a life of 20 years from filing, and some of our patents will expire in the next ten years. For example, the patent for our Universal Strapping System used in Teva sandals will expire in September 2007. Our Universal Strapping System is currently used in most of our Teva sandals. Once patent protection has expired, our competitors can copy our products or incorporate our innovations in their products without paying royalties. To combat this, we must continually create new designs and technology, obtain patent protection and incorporate the new technology or design in our footwear. We cannot provide assurance that we will be able to do so. Sales of our Teva sandals may decline significantly if we incorporate substitute technologies in lieu of our Universal Strapping System for our Teva sandals.

     Because we depend on independent manufacturers, we face challenges in maintaining a continuous supply of goods that meet our quality standards.

     We use independent manufacturers to produce all of our products, with almost all of the production occurring among four manufacturers in China. We depend on these manufacturers’ ability to finance the production of goods ordered and to maintain manufacturing capacity. The manufacturers in turn depend upon their suppliers of raw materials. We do not exert direct control over either the independent manufacturers or their raw materials suppliers, so we may be unable to obtain timely delivery of acceptable products.

     In addition, we do not have long-term contracts with these independent manufacturers, and any of them may unilaterally terminate their relationship with us at any time or seek to increase the prices they charge us. As a result, we are not assured of an uninterrupted supply of products of an acceptable quality from our independent manufacturers. If there is an interruption, we may not be able to substitute suitable alternative manufacturers because substitutes may not be available or they may not be able to provide us with products or services of a comparable quality, at an acceptable price or on a timely basis. If a change in our independent manufacturers becomes necessary, we would likely experience increased costs, as well as substantial disruption of our business and a resulting loss of sales.

     Similarly, if we experience a significant increase in demand and a manufacturer is unable to ship orders of our products in accordance with our timing demands and our quality standards, we could miss customer delivery date requirements. This in turn could result in cancellation of orders, customer refusals of shipments or a reduction in purchase prices, any of which could have a material adverse effect on our sales and financial condition. We compete with other companies for the production capacity and the import quota capacity of our manufacturers. Accordingly, our independent manufacturers may not produce and ship some or all of any orders placed by us.

     If raw materials do not meet our specifications or if the prices of raw materials increase, we could experience a high return rate, a loss of sales or a reduction in our gross margins.

     Our independent manufacturers use various raw materials in the manufacture of our footwear that must meet our specifications generally and, in some cases, additional technical requirements for performance footwear. If these raw materials and the end product do not perform to our specifications or consumer satisfaction, we could experience a higher rate of customer returns and a diminution in the image of our brands, which could have a material adverse effect on our business, financial condition and results of operations.

     There may be significant increases in the prices of the raw materials used in our footwear, which would increase the cost of our products from our independent manufacturers. Our gross profit margins are adversely affected to the extent that the selling prices of our products do not increase proportionately with increases in their costs. Any significant unanticipated increase in the prices of raw materials could materially affect our results of operations. No assurances can be given that we will be protected from future changes in the prices of such raw materials.

     Our independent manufacturers are located outside the U.S., where we are subject to the risks of international commerce.

     All of our third party manufacturers are in the Far East, Australia and New Zealand, with the vast majority of production performed by four manufacturers in China. Foreign manufacturing is subject to numerous risks, including the following:

•	tariffs, import and export controls and other non-tariff barriers such as quotas and local content rules;

•	increasing transportation costs due to energy prices or other factors;

•	poor infrastructure and shortages of equipment, which can delay or interrupt transportation and utilities;

•	foreign currency fluctuations;

•	restrictions on the transfer of funds;

•	changing economic conditions;

•	changes in governmental policies;

•	environmental regulation;

•	labor unrest, which can lead to work stoppages and interruptions in transportation or supply;

•	political unrest, which can interrupt commerce and make travel dangerous; and

•	expropriation and nationalization.

     In particular, because most of our products are manufactured in China, adverse change in trade or political relations with China or political instability in the Far East could severely interfere with the manufacture of our products and could materially adversely affect our results of operations. Uncertainty regarding the short-term and long-term effects of the severe acute respiratory syndrome, or SARS, and the outbreak of avian influenza in China and elsewhere in the Far East could disrupt the manufacture and transportation of our products, which would harm our results of operations.

     We are also subject to general risks associated with managing foreign operations effectively and efficiently from the U.S. and understanding and complying with local laws, regulations and customs in foreign jurisdictions. These factors and the failure to properly respond to them could make it difficult to obtain adequate supplies of quality products when we need them, resulting in reduced sales and harm to our business.

     Our business could suffer if our independent manufacturers, their suppliers or our licensees violate labor laws or fail to conform to our ethical standards.

     We require our independent contract manufacturers, their suppliers and our licensees to meet our standards for working conditions, environmental protection and other matters before we are willing to place business with them. As a result, we do not always obtain the lowest cost production. We do not control our independent manufacturers, their suppliers or their respective labor practices. If one of our independent contract manufacturers or one of their suppliers violates our labor standards by, for example, using convicted, forced or indentured labor or child labor, fails to pay compensation in accordance with local law or fails to operate its factories in compliance with local safety regulations, we likely would immediately cease dealing with that manufacturer (or, in the case of a supplier, we would likely require our manufacturer to immediately cease using that supplier), and we could suffer an interruption in our product supply. In addition, the manufacturers’ or their suppliers’ actions could damage our reputation and the value of our brands, resulting in negative publicity and discouraging customers and consumers from buying our products.

     Similarly, we do not control our licensees or any of their suppliers or their respective labor practices. If one of our licensees violates our labor standards or local laws, we would immediately terminate the license agreement, which would reduce our license revenue. In addition, the licensee’s actions could damage our reputation and the value of our brands. We also may not be able to replace the licensee.

     If our licensing partners are unable to meet our expectations regarding the quality of their products or the conduct of their business, the value of our brands could suffer.

     One element of our growth strategy depends on our ability to successfully enter into and maintain license agreements with manufacturers and distributors of products in complementary categories. Although we have not received any material license revenue to date, we will be relying on our licensees to maintain our standards with their manufacturers in the future, and any failure to do so could harm our reputation and the value of the licensed brand. The interruption of the business of any one of our material licensing partners due to any of the factors discussed immediately below could also adversely affect our future licensing sales and net income. The risks associated with our own products will also apply to our licensed products in addition to any number of possible risks specific to a licensing partner’s business, including, for example, risks associated with a particular licensing partner’s ability to:

•	obtain capital;

•	manage manufacturing and product sourcing activities;

•	manage labor relations;

•	maintain relationships with suppliers;

•	manage credit risk effectively; and

•	maintain relationships with customers.

     Our licensing agreements generally do not preclude our licensing partners from offering, under other brands, products similar to those covered by their license agreements with us, which could reduce the sales of our licensed products. In addition, if we cannot replace existing licensing partners who fail to perform adequately, our net sales, both directly from reduced licensing revenue and indirectly from reduced sales of our other products, will suffer.

     If our brand managers cannot properly manage the licensees of their respective brands, our growth strategy could be impaired.

     Our growth strategy and future profits depend upon each of our brand managers finding and successfully managing licensees for each of their respective brands. Our brand managers may not be able to successfully implement the licensing aspect of our growth strategy and to develop and manage profitable license arrangements. We compete for opportunities to license our brands with other companies who have greater resources than we do and who may have more valuable brands and more licensing experience than we do. As a result, even if we do identify a suitable licensee, we may lose the opportunity to a competitor. Our brand managers’ failure to execute our licensing strategy successfully could negatively impact our results from operations.

     We may be unable to successfully identify, develop or acquire, and build new brands.

     We intend to continue to focus on identifying, developing or acquiring and building new brands. Our search may not yield any complementary brands, and even if we do find a suitable brand we may not be able to obtain sufficient financing to fund the development or acquisition of the brand. We may not be able to successfully integrate the management of a new brand into our existing operations, and we cannot assure you that any developed or acquired brand will achieve the results we expect. We compete with other companies who have greater resources than we do for the opportunities to license brands or buy other brands. As a result, even if we do identify a suitable license or acquisition, we may lose the opportunity to a competitor who offers a more attractive price. In such event, we may incur significant costs in pursuing a license or an acquisition without success.

     Our quarterly sales and operating results may fluctuate in future periods, and if we fail to meet expectations the price of our common stock may decline.

     Our quarterly sales and operating results have fluctuated significantly in the past and are likely to do so in the future due to a number of factors, many of which are not within our control. If our quarterly sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our sales and operating results include the following:

•	variation in demand for our products, including variation due to changing consumer tastes and seasonality;

•	our ability to develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;

•	our ability to manage inventories, accounts receivable and cash flows;

•	our ability to control costs;

•	the size, timing, rescheduling or cancellation of orders from customers;

•	the introduction of new products by competitors;

•	the availability and reliability of raw materials used to manufacture our products;

•	changes in our pricing policies or those of our independent manufacturers and competitors, as well as increased price competition in general;

•	the mix of our domestic and international sales, and the risks and uncertainties associated with our international business;

•	our ability to forecast future sales and operating results and subsequently attain them;

•	developments concerning the protection of our intellectual property rights; and

•	general global economic and political conditions, including international conflicts and acts of terrorism.

     In addition, our expenses depend, in part, on our expectations regarding future sales. In particular, we expect to continue incurring substantial expenses relating to the marketing and promotion of our products. Since many of our costs are fixed in the short term, if we have a shortfall in sales, we may be unable to reduce expenses quickly enough to avoid losses. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

     Loss of the services of our key personnel could adversely affect our business.

     Our future success and growth depend on the continued services of Doug Otto, our Chairman of the Board, Chief Executive Officer and President, Scott Ash, our Chief Financial Officer, Bob Orlando, the President of the Teva Division, Connie Rishwain, the President of the UGG and Simple Divisions, and Pat Devaney, Senior Vice President of Global Sourcing, Production and Development, as well as other key officers and employees. The loss of the services of any of these individuals or any other key employee could materially affect our business. Our future success also depends on our ability to identify, attract and retain additional qualified personnel. Competition for employees in our industry is intense and we may not be successful in attracting or retaining them.

     We conduct business outside the U.S., which exposes us to foreign currency and other risks.

     Our products are manufactured outside the U.S., and our independent manufacturers procure most of their supplies outside the U.S. We sell our products in the U.S. and internationally. Although we pay for the purchase and manufacture of our products primarily in U.S. dollars and we sell our products primarily in U.S. dollars, we are routinely subject to currency rate movements on non-U.S. denominated assets, liabilities and income since our foreign distributors sell in local currencies, which impacts the price to foreign customers. We currently do not use currency hedges since substantially all our transactions are in U.S. dollars. Future changes in foreign currency exchange rates may cause changes in the dollar value of our purchases or sales and materially affect our results of operations.

     Our most popular products are seasonal, and our sales are sensitive to weather conditions.

     Sales of our products, particularly those under the Teva and UGG brands, are highly seasonal and are sensitive to weather conditions. Extended periods of unusually cold weather during the spring and summer can reduce demand for Teva footwear. Likewise, unseasonably warm weather during the fall and winter months may reduce demand for our UGG products. The effect of favorable or unfavorable weather on sales can be significant enough to affect our quarterly results, with a resulting effect on our common stock price.

     We depend on independent distributors to sell our products in international markets.

     We sell our products in international markets through independent distributors. If a distributor fails to meet annual sales goals, it may be difficult and costly to locate an acceptable substitute distributor. If a change in our distributors becomes necessary, we may experience increased costs, as well as substantial disruption and a resulting loss of sales.

     Our sales in international markets are subject to a variety of laws and political and economic risks that may adversely impact our sales and results of operations in certain regions.

     Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is subject to risks associated with international sales operations. These include:

•	changes in currency exchange rates which impact the price to international consumers;

•	the burdens of complying with a variety of foreign laws and regulations;

•	unexpected changes in regulatory requirements; and

•	the difficulties associated with promoting products in unfamiliar cultures.

     We are also subject to general political and economic risks in connection with our international sales operations, including:

•	political instability;

•	changes in diplomatic and trade relationships; and

•	general economic fluctuations in specific countries or markets.

     Any of the abovementioned factors could adversely affect our sales and results of operations in international markets.

     International trade regulations may impose unexpected duty costs or other non-tariff barriers to markets while the increasing number of free trade agreements have the potential to stimulate increased competition; security procedures may cause significant delays.

     Products manufactured overseas and imported into the U.S. and other countries are subject to import duties. While we have implemented internal measures to comply with applicable customs regulations and to properly calculate the import duties applicable to imported products, customs authorities may disagree with our claimed tariff treatment for certain products, resulting in unexpected costs that may not have been factored into the sales price of the products.

     We cannot predict whether future domestic laws, regulations or trade remedy actions or international agreements may impose additional duties or other restrictions on the importation of products from one or more of our sourcing venues. Such changes could increase the cost of our products, require us to withdraw from certain restricted markets or change our business methods, and could generally make it difficult to obtain products of our customary quality at a desired price. Meanwhile, the continued negotiation of bilateral and multilateral free trade agreements by the U.S. and our other market countries with countries other than our principal sourcing venues may stimulate competition from manufacturers in these other sourcing venues, which now export, or may seek to export, footwear to our market countries at preferred rates of duty, though we are uncertain precisely what effect these new agreements may have on our operations.

     Finally, the increased threat of terrorist activity and the law enforcement responses to this threat have required greater levels of inspection of imported goods and have caused delays in bringing imported goods to market. Any tightening of security procedures, for example, in the aftermath of a terrorist incident, could worsen these delays.

     We depend on our computer and communications systems.

     We extensively utilize computer and communications systems to operate our Internet and catalog business and manage our internal operations. Any interruption of this service from power loss, telecommunications failure, failure of our computer system, failure due to weather, natural disasters or any similar event could disrupt our operations and result in lost sales. In addition, hackers and computer viruses have disrupted operations at many major companies. We may be vulnerable to similar acts of sabotage, which could have a material adverse effect on our business and operations.

     We rely on our management information systems to operate our business and to track our operating results. Our management information systems will require modification and refinement as we grow and our business needs change. If we experience a significant system failure or if we are unable to modify our management information systems to respond to changes in our business needs, then our ability to properly run our business could be adversely affected.

     Our evaluation of internal controls and remediation of potential problems will be costly and time consuming and could expose weaknesses in our financial reporting.

     While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002. We are evaluating our internal controls systems in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2004.

     During this process, we have identified what may be deemed to be potential control deficiencies and have established a process to investigate and, as appropriate, remediate such matters. To date, we do not believe that any of these issues constitute a material weakness. Nonetheless, since this is the first year of implementation of Section 404, the compliance standards are not fully known and we and all other public companies are incurring additional expenses related to outsider experts and a diversion of management’s time. Although we have made this project a top priority for the Company, there can be no assurances that all potential control deficiencies identified will be remediated before the end of the fiscal year ending December 31, 2004. The disclosure of a material weakness, even if quickly remedied, could reduce the market’s confidence in our financial statements, result in the delisting of our common stock from Nasdaq, or harm our stock price.

Risks Related to Our Industry

     Because the footwear market is sensitive to decreased consumer spending and slow economic cycles, if general economic conditions deteriorate many of our customers may significantly reduce their purchases from us or may not be able to pay for our products in a timely manner.

     The footwear industry historically has been subject to cyclical variation and decline in performance when consumer spending decreases or softness appears in the retail market. Many factors affect the level of consumer spending in the footwear industry, including:

•	general business conditions;

•	interest rates;

•	the availability of consumer credit;

•	weather;

•	taxation; and

•	consumer confidence in future economic conditions.

     Consumer purchases of discretionary items, including our products, may decline during recessionary periods and also may decline at other times when disposable income is lower. A downturn in economies where we or our licensing partners sell products, whether in the U.S. or abroad, may reduce sales.

     In addition, we extend credit to our customers based on an evaluation of each customer’s financial condition. Many retailers, including some of our customers, have experienced financial difficulties during the past several years, thereby increasing the risk that such customers may not be able to pay for our products in a timely manner. Our bad debt expense may increase relative to net sales in the future. Any significant increase in our bad debt expense relative to net sales would adversely impact our net income and cash flow and could affect our ability to pay our own obligations as they become due.

     We face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

     The footwear industry is highly competitive, and the recent growth in the market for sport sandals, casual footwear and other products manufactured by our licensees has encouraged the entry of many new competitors into the marketplace as well as increased competition from established companies. A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do, as well as greater brand awareness in the footwear market. Our competitors include athletic and footwear companies, branded apparel companies and retailers with their own private labels. Their greater capabilities in these areas may enable them to better withstand periodic downturns in the footwear industry, compete more effectively on the basis of price and production and more quickly develop new products. In addition, access to offshore manufacturing has made it easier for new companies to enter the markets in which we compete, further increasing competition in the footwear industry.

     Additionally, efforts by our competitors to dispose of their excess inventories may significantly reduce prices that we can expect to receive for the sale of our competing products and may cause our customers to shift their purchases away from our products.

     We believe that our ability to compete successfully depends on a number of factors, including the quality, style and authenticity of our products and the strength of our brands, as well as many factors beyond our control. Maintaining our competitiveness depends on our ability to defend our products from infringement, our continued ability to anticipate and react to consumer tastes and our continued ability to deliver quality products at an acceptable price. If we fail to compete successfully in the future, our sales and profits will decline, as will the value of our business, financial condition and common stock.

     Consolidations, restructurings and other ownership changes in the retail industry could affect the ability of our wholesale customers to purchase and market our products.

     In the future, retailers in the U.S. and in foreign markets may undergo changes that could decrease the number of stores that carry our products or increase the concentration of ownership within the retail industry, including:

•	consolidating their operations;

•	undergoing restructurings;

•	undergoing reorganizations; or

•	realigning their affiliations.

     These consolidations could result in a shift of bargaining power to the retail industry and in fewer outlets for our products. Further consolidations could result in price and other competition that could reduce our margins and our net sales.

     Terrorism, government response to terrorism and other world events could affect our ability to do business.

     We market and sell our products and services throughout the world. The September 11, 2001 terrorist attacks disrupted commerce across the U.S. and in many other parts of the world. World events, including the threat of similar attacks in the future, and the impact of the U.S.’s military campaigns may cause significant disruption to commerce throughout the world. We are unable to predict whether the threat of new attacks or the resulting response will result in any long-term commercial disruptions or do long-term harm to our business, results of operations or financial condition. To the extent that future disruptions further slow the global economy or, more particularly, result in delays or cancellations of purchase orders for our products or delays in shipping, our business and results of operations could suffer material damage.

Risks Relating to Our Common Stock

     Members of management own sufficient shares to substantially control our company.

     At November 18, 2004, Doug Otto beneficially owned approximately 16.7% of our common stock and all of our executive officers and directors as a group beneficially owned approximately 20.3%. The ownership positions of Mr. Otto and our executive officers as a group, together with the anti-takeover effects of the Delaware General Corporation Law and provisions of our certificate of incorporation, our bylaws and our stockholder rights plan, would likely delay, defer or prevent a change in control of our company, may deprive our stockholders of an opportunity to receive a premium for their common stock as part of a change in control and could have a negative effect on the market price of our common stock.

     Our common stock price has been volatile, which could result in substantial losses for stockholders.

     Our common stock is traded on the Nasdaq National Market. While our average daily trading volume for the 52-week period ended November 18, 2004 was approximately 336,003 shares, we have experienced more limited volume in the past and may do so in the future. The trading price of our common stock has been and may continue to be volatile. The closing sale prices of our common stock, as reported by the Nasdaq National Market, have ranged from $15.25 to $42.00 for the 52-week period ended November 18, 2004. The trading price of our common stock could be affected by a number of factors, including, but not limited to the following:

•	changes in expectations of our future performance;

•	changes in estimates by securities analysts (or failure to meet such estimates);

•	quarterly fluctuations in our sales and financial results;

•	broad market fluctuations in volume and price; and

•	a variety of risk factors, including the ones described elsewhere in this prospectus.

     Accordingly, the price of our common stock is likely to fluctuate greatly and may be lower than the price you pay.

     Future sales of our common stock could adversely affect our stock price.

     Future sales of substantial amounts of shares of our common stock in the public market, or the perception that these sales could occur, may cause the market price of our common stock to decline. In addition, we may be required to issue additional shares upon exercise of previously granted options that are currently outstanding. Increased sales of our common stock in the market after exercise of our currently outstanding stock options could exert significant downward pressure on our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate.

     Anti-takeover provisions of our certificate of incorporation, bylaws, stockholder rights plan and Delaware law could prevent or delay a change in control of our company, even if such a change of control would benefit our stockholders.

     Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such a change in control might benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price for our common stock. These provisions include the following:

•	a board of directors that is classified so that only one-third of directors stand for election each year;

•	authorization of “blank check” preferred stock, which our board of directors could issue with provisions designed to thwart a takeover attempt;

•	limitations on the ability of stockholders to call special meetings of stockholders;

•	a prohibition against stockholder action by written consent and a requirement that all stockholder actions be taken at a meeting of our stockholders; and

•	advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     We adopted a stockholder rights plan in 1998 under a stockholder rights agreement intended to protect stockholders against unsolicited attempts to acquire control of our company that do not offer what our board of directors believes to be an adequate price to all stockholders or that our board of directors otherwise opposes. As part of the plan, our board of directors declared a dividend that resulted in the issuance of one preferred share purchase right for each outstanding share of our common stock. Unless extended, the preferred share purchase rights will terminate on November 11, 2008. If a bidder proceeds with an unsolicited attempt to purchase our stock and acquires 20% or more (or announces its intention to acquire 20% or more) of our outstanding stock, and the board of directors does not redeem the preferred stock purchase right, the right will become exercisable at a price that significantly dilutes the interest of the bidder in our common stock.

     The effect of the stockholder rights plan is to make it more difficult to acquire our company without negotiating with the board of directors. However, the stockholder rights plan could discourage offers even if made at a premium over the market price of our common stock, and even if the stockholders might believe the transaction would benefit them.

     In addition, we are subject to Section 203 of the Delaware General Corporation Law, which limits business combination transactions with 15% or greater stockholders that our board of directors has not approved. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions apply even if some stockholders would consider the transaction beneficial.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of up to 250,000 shares of our common stock being offered by the selling stockholder.

SELLING STOCKHOLDER

     The following table lists the number of shares of our common stock registered for sale by the selling stockholder under this prospectus. It also shows the total number of shares of common stock owned by him before and after the offering, and the percentage of our total outstanding shares represented by these amounts. The table assumes that the selling stockholder will sell all of the common stock being offered by this prospectus for his account. However, the selling stockholder has no obligation to sell any of his shares, so we cannot determine the exact number of shares he actually will sell.

     The selling stockholder was party to a licensing arrangement with the Company for the Teva brand from 1985 to November 2002. In November 2002 we acquired all of the rights to the Teva brand from the selling stockholder and his wholly-owned corporation, Teva Sport Sandals, Inc. In connection with this acquisition, we entered into an employment agreement with the selling stockholder. In exchange for his services to us as an advisor on Teva matters, we have agreed to pay the selling stockholder an annual salary of $276,875 through 2007. He has had no other relationship with our company during the last three fiscal years other than as described above. The shares offered in this prospectus include up to 150,000 shares of common stock which we will issue upon exercise of options we issued to the selling stockholder as part of a licensing agreement, dated June 7, 1999 between the selling stockholder and Deckers and up to 100,000 shares of common stock which we will issue upon exercise of options we issued to the selling stockholder in connection with the Teva acquisition.

     The table is based on information provided by the selling stockholder, and does not necessarily indicate beneficial ownership for any other purpose. The number of shares of common stock beneficially owned by the selling stockholder is determined in accordance with the rules of the SEC. The term “selling stockholder” includes the stockholder listed below and his transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for the selling stockholder is based on 11,888,616 shares of common stock outstanding as of November 18, 2004.

		Percent of			Percent of
	Number of	Outstanding	Number of	Number of	Outstanding
	Shares of	Shares of	Shares of	Shares of	Shares of
	Common	Common	Common	Common	Common
	Stock	Stock	Stock to be	Stock	Stock
	Beneficially	Beneficially	Offered	Beneficially	Beneficially
	Owned Prior	Owned Prior	Pursuant to	Owned After	Owned After
	to	to	this	the	the
Name of Selling Stockholder	Offering (1)	Offering (1)	Prospectus	Offering (2)	Offering (2)
Mr. Mark Thatcher (3)	250,000	2.1%	250,000	—	—
515 N. Beaver,
Flagstaff, Arizona 86001

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, the number of shares beneficially owned includes any shares as to which a person has sole or shared voting power or investment power. Shares that a person has the right to acquire within 60 days of the date of this prospectus are included in the shares owned by that person and are treated as outstanding for purposes of calculating the ownership percentage of that person, but not for any other person.

(2)	Assumes that all shares being offered by the selling stockholder under this prospectus are sold, that the selling stockholder acquires no additional shares of common stock before the completion of this offering, and that the selling stockholder disposes of no shares of common stock other than those offered under this prospectus.

(3)	Consists of options to purchase up to 250,000 shares of Deckers Outdoor Corporation common stock at a weighted average exercise price of $3.88 per share.

PLAN OF DISTRIBUTION

     The selling stockholder and his successors, including his transferees, pledgees or donees, may sell the shares covered by this prospectus from time to time for his own account. He will act independently of us in making decisions regarding the timing, manner and size of each sale. He may sell his shares on the Nasdaq National Market or other exchanges, in the over-the-counter market or in privately negotiated transactions. He may sell his shares directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder or from the purchasers of the shares. The compensation received by a particular underwriter, broker, dealer or agent might exceed customary commissions.

     The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

     The selling stockholder may sell his shares through any of the following methods or any combination of these methods:

•	purchases by a broker or dealer as a principal and resale by that broker or dealer for its own account under this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales made after the effectiveness of the registration statement of which this prospectus is a part;

•	cross trades or block trades in which the broker or dealer engaged to make the sale will attempt to sell the securities as an agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

•	through the writing of options;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

•	any combination of the above transactions; or

•	any other lawful method.

     In addition, any securities covered by this prospectus that qualify for sale in compliance with Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus.

     The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholder.

     The selling stockholder also may sell shares short and redeliver the shares to close out these short positions. The selling stockholder may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares covered by this prospectus (which may be amended or supplemented to reflect the transaction). The selling stockholder also may loan or pledge the shares to a broker-dealer or another financial institution. If a selling stockholder defaults on the loan or the obligation secured by the pledge, the broker-dealer or institution may sell the shares so loaned or pledged under this prospectus (which may be amended or supplemented to reflect the transaction).

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers for whom they act as agents or to whom they sell as principals, or both. Compensation received by a particular broker-

dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.

     Broker-dealers or agents and any other participating broker-dealers or the selling stockholder or his successors may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     The selling stockholder has advised us that he has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

     The selling stockholder has agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and specified legal and accounting fees and will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by the selling stockholder.

     The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

     Because the selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act. If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of the selling stockholder, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such entity or applicable commissions.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling stockholder.

     We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol “DECK.” The transfer agent for our shares of common stock is Mellon Investor Services, LLC, Los Angeles, California.

LEGAL MATTERS

     The validity of the issuance of the shares of common stock in this offering will be passed on for us by Sheppard, Mullin, Richter & Hampton LLP, Joseph E. Nida, a partner of Sheppard Mullin Richter & Hampton LLP, is our corporate secretary.

EXPERTS

     The consolidated financial statements and schedule of Deckers Outdoor Corporation and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report dated February 26, 2004, of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     Because we are subject to the informational requirements of the Securities Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference room maintained by the SEC at the following address:

Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from that office on payment of the fees prescribed by the SEC.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, on written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: M. Scott Ash, our Chief Financial Officer, at 495-A South Fairview Avenue, Goleta, California 93117, telephone number (805) 967-7611.

INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” in this prospectus the information that we file with the SEC. This means that we can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act prior to the termination of the offering:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2003, as amended by our Form 10-K/A filed on April 30, 2004;

•	our Proxy Statement filed on Schedule 14A on April 20, 2004;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	our Current Report on Form 8-K filed with the SEC on May 19, 2004;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 23, 1993, including any amendment or report filed for the purpose of updating this description; and

•	the description of the preferred stock purchase rights associated with our common stock, contained in our registration statement on Form 8-A filed with the SEC on February 23, 1999, including any amendment or report filed for the purpose of updating this description.

     You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$1,305.33
Accounting fees and expenses	15,000
Legal fees and expenses	10,000
Printing and related fees	3,000
Miscellaneous	500
Total	$29,805.33

Item 15. Indemnification of Directors and Officers

     The Delaware General Corporation Law (the “DGCL”) permits corporations to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     The registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) and Restated Bylaws (the “Bylaws”) provide that the registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the DGCL. In addition, the registrant entered into Indemnification Agreements with its directors and executive officers in which the registrant agrees to indemnify such persons to the fullest extent now or hereafter permitted by the DGCL.

     The indemnification provided by the DGCL and the registrant’s Certificate and Bylaws is not exclusive of any other rights to indemnification to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the number of circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

     The registrant has obtained a liability policy for its directors and officers as permitted by the DGCL which extends to, among other things, liability arising under the Securities Act of 1933, as amended.

     We maintain an insurance policy pursuant to which our directors and officers are insured, within the limits and subject to the limitations of the policy, against specified expenses in connection with the defense of claims, actions, suits or proceedings, and liabilities which might be imposed as a result of such claims, actions, suits or proceedings, that may be brought against them by reason of their being or having been directors or officers.

     We generally enter into agreements with our executive officers and directors to indemnify them to the fullest extent permitted under the DGCL.

Item 16. Exhibits.

Exhibit
Number	Description of Exhibit
4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, File No. 33-67248 filed with the Commission on September 23, 1993).

4.2	Rights Agreement dated as of November 12, 1998 (incorporated by reference to Exhibit 10.39 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)

5.1	Opinion of Sheppard, Mullin, Richter & Hampton, LLP

23.1	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in its opinion filed as Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (See p. II-4)

Item 17. Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on November 23, 2004.

DECKERS OUTDOOR CORPORATION

By:	/s/ Douglas B. Otto

Douglas B. Otto
Chairman of the Board, Chief Executive Officer,
and President (Principal Executive Officer)

POWER OF ATTORNEY
FILING OF REGISTRATION STATEMENT ON FORM S-3

     KNOW ALL BY THESE PRESENTS, that each of the undersigned directors and officers of Deckers Outdoor Corporation, a Delaware corporation (the “Company”), hereby nominate and appoint Douglas B. Otto and M. Scott Ash, and each of them acting or signing singly, as his or her agents and attorneys-in-fact (the “Agents”), for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (including the undersigned’s capacity as a director or officer of Deckers Outdoor Corporation, to sign a Registration Statement on Form S-3 of Deckers Outdoor Corporation to be filed under the Securities Act of 1933, as amended, for the registration of the resale of 250,000 shares of common stock of Deckers Outdoor Corporation by the selling stockholder named herein, and any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the Agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully cause to be done by virtue hereof.

     This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the SEC.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Douglas B. Otto	Chairman of the Board,	November 23, 2004
Chief Executive Officer and President
Douglas B. Otto	(Principal Executive Officer)

/s/ M. Scott Ash	Chief Financial and Accounting Officer	November 23, 2004
and Assistant Secretary
M. Scott Ash	(Principal Financial and Accounting Officer)

/s/ Gene E. Burleson	Director	November 23, 2004

Gene E. Burleson

/s/ Rex A. Licklider	Director	November 23, 2004

Rex A. Licklider

/s/ John Gibbons	Director	November 23, 2004

John Gibbons

/s/ Daniel L. Terheggen	Director	November 23, 2004

Daniel L. Terheggen

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed with the Commission on September 23, 1993).

4.2	Rights Agreement dated as of November 12, 1998 (incorporated by reference to Exhibit 10.39 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)

5.1	Opinion of Sheppard, Mullin, Richter & Hampton, LLP

23.1	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in its opinion filed as Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (See p. II-4)